Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES PRELIMINARY RESULTS FOR 2025 FISCAL THIRD QUARTER

Sioux Falls, S.D., July 28, 2025 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $42.1 million, or $1.81 per share, for the three months ended June 30, 2025, compared to net income of $44.9 million, or $1.78 per share, for the three months ended June 30, 2024.
CEO Brett Pharr said, “We are encouraged by the results achieved in the third quarter, as they represent another quarter where we have successfully executed on our strategy and generated shareholder value. We have made progress on many fronts, and I am incredibly proud of what our team has been able to accomplish over the past nine months. Being the trusted platform that enables our partners to thrive remains our main focus, and we are working to deliver solutions for our clients."
As previously disclosed, the Company plans to amend its Annual Report on Form 10-K for the year ended September 30, 2024 to restate certain financial statements included therein and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2024 to reflect restatement adjustments, after which the Company expects to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. The restatements are due to errors related to the Company’s gross vs. net basis presentation and derivative accounting, and financial reporting, of certain third-party lending and servicing relationships within the Credit Solutions business, within held-for-investment loan balances. While the Company works diligently to complete the restatement process, the Company is providing the preliminary results for the 2025 fiscal third quarter contained in this release. These results, for all periods presented, reflect the updated gross basis accounting methodology for the affected third-party lending and servicing arrangements. The Company’s actual results may differ materially from these preliminary financial results.
Financial Highlights for the 2025 Fiscal Third Quarter
•Total revenue for the third quarter was $195.8 million, an increase of $7.1 million, or 4%, compared to the same quarter in fiscal 2024, driven by an increase in noninterest income.
•Net interest margin ("NIM") increased 17 basis points to 7.43% for the third quarter from 7.26% during the same period last year, primarily driven by an improved earning asset mix from the continued balance sheet optimization. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 5.98% in the fiscal 2025 third quarter compared to 5.76% during the fiscal 2024 third quarter. See non-GAAP reconciliation table below.
•Total gross loans and leases at June 30, 2025 increased $127.7 million to $4.74 billion compared to June 30, 2024 and increased $278.5 million when compared to March 31, 2025. When excluding the insurance premium finance loans, which were sold during the first quarter of fiscal 2025, of $620.1 million at June 30, 2024, total gross loans and leases at June 30, 2025 increased $747.8 million, or 19%, when compared to June 30, 2024.
•During the 2025 fiscal third quarter, the Company repurchased 603,780 shares of common stock at an average share price of $74.49. As of June 30, 2025, there were 5,118,556 shares available for repurchase under the current common stock share repurchase program.

Tax Season
For the nine months ended June 30, 2025, total tax services product revenue was $95.2 million, an increase of 16% compared to the same period of the prior year. The increase in revenue was driven by increases in tax product fee income, refund advance fee income, and tax services net interest income.
Provision for credit losses for the tax services portfolio decreased $0.5 million for the nine months ended June 30, 2025 when compared to the same period of the prior year, due to improvements in data analytics, underwriting and monitoring.
Total tax services product income, net of losses and direct product expenses, increased 27% to $59.8 million from $47.1 million, when comparing the first nine months of fiscal 2025 to the same period of the prior fiscal year.
Net Interest Income
Net interest income for the third quarter of fiscal 2025 was $122.3 million, as compared to $122.8 million for the same quarter in fiscal 2024.
The Company’s average interest-earning assets for the third quarter of fiscal 2025 decreased by $199.6 million to $6.60 billion compared to the same quarter in fiscal 2024, due to decreases in average outstanding balances in total investment securities balances, partially offset by increases in total loan and lease balances and interest earning cash balances. The third quarter average outstanding balance of loans and leases increased $169.6 million compared to the same quarter of the prior fiscal year, due to an increase in the warehouse finance portfolio, partially offset by decreases in the commercial finance, consumer finance, and tax services portfolios. The decrease in the average outstanding balance of commercial finance loans and leases was primarily driven by the sale of the insurance premium finance loans during the first quarter of fiscal year 2025.
Fiscal 2025 third quarter NIM increased to 7.43% from 7.26% in the third fiscal quarter of 2024. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 5.98% in the third quarter compared to 5.76% during the fiscal 2024 third quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets increased 7 basis points to 7.52% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 9.33% compared to 9.62% for the comparable period last year and the TEY on the securities portfolio was 3.10% compared to 3.16% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.08% during the fiscal 2025 third quarter, as compared to 0.20% during the prior year quarter. The Company's overall cost of deposits was 0.02% in the fiscal third quarter of 2025, as compared to 0.11% during the prior year quarter. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.61% in the fiscal 2025 third quarter, as compared to 1.74% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2025 third quarter noninterest income increased 11% to $73.4 million, compared to $65.9 million for the same period of the prior year. The increase in noninterest income when comparing the current period to the same period of the prior year was primarily driven by secondary market revenue, card and deposit fees, and total tax services product fee income, partially offset by reductions in gain on sale of other and rental income.
Included in card and deposit fees is servicing fee income on custodial deposits, which totaled $7.9 million during the 2025 fiscal third quarter, compared to $8.6 million for the same period of the prior year. For the fiscal quarter ended March 31, 2025, servicing fee income on custodial deposits totaled $6.5 million. The period-over-period decrease in servicing fee income on deposit balances held at partner banks was primarily due to a reduction in rates following reductions in the Effective Federal Funds Rate ("EFFR"). The sequential quarter increase in servicing fee income was due to an increase in custodial deposits.

Noninterest Expense
Noninterest expense increased 11% to $139.3 million for the fiscal 2025 third quarter, from $125.5 million for the same quarter last year. The increase was primarily attributable to increases in legal and consulting expense, other expense, card processing expense, occupancy and equipment expense, and operating lease equipment depreciation expense.
Card processing expense is primarily driven by rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the EFFR and reprices immediately upon a change in the EFFR. Approximately 62% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2025 third quarter. For the fiscal quarter ended June 30, 2025, contractual, rate-related processing expenses were $25.1 million, as compared to $28.4 million for the fiscal quarter ended March 31, 2025, and $27.6 million for the fiscal quarter ended June 30, 2024.
Income Tax Expense
The Company recorded an income tax expense of $4.8 million, representing an effective tax rate of 10.2%, for the fiscal 2025 third quarter, compared to an income tax expense of $6.1 million, representing an effective tax rate of 11.9%, for the third quarter last fiscal year. The current quarter decrease in income tax expense compared to the prior year quarter was primarily due to a decrease in income.
The Company originated $2.1 million in renewable energy leases during the fiscal 2025 third quarter, resulting in $0.2 million in total net investment tax credits. During the third quarter of fiscal 2024, the Company originated $4.3 million in renewable energy leases resulting in $1.2 million in total net investment tax credits. For the nine months ended June 30, 2025, the Company originated $13.3 million in renewable energy leases, compared to $42.1 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases (Unaudited)

(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total investments	$1,397,612	$1,442,855	$1,512,091	$1,774,313	$1,759,486

Loans held for sale
Term lending	5,736	—	7,860	4,567	—
Lease financing	93	—	424	—	—
Insurance premium finance	—	—	—	597,177	—
SBA/USDA	9,564	15,188	21,786	65,734	7,030
Consumer finance	34,374	30,579	42,578	24,210	22,350
Total loans held for sale	49,767	45,767	72,648	691,688	29,380

Term lending	2,003,699	1,766,432	1,735,539	1,554,641	1,533,722
Asset-based lending	610,852	542,483	608,261	471,897	473,289
Factoring	241,024	224,520	364,477	362,295	350,740
Lease financing	134,214	134,856	138,305	152,174	155,044
Insurance premium finance	—	—	—	—	620,107
SBA/USDA	674,902	701,736	595,965	568,628	563,689
Other commercial finance	153,321	154,728	174,097	185,964	166,653
Commercial finance	3,818,012	3,524,755	3,616,644	3,295,599	3,863,244
Consumer finance	226,380	246,202	280,001	248,800	253,358
Tax services	37,419	55,973	45,051	8,825	43,184
Warehouse finance	664,110	643,124	624,251	517,847	449,962
Total loans and leases	4,745,921	4,470,054	4,565,947	4,071,071	4,609,748
Net deferred loan origination costs (fees)	(2,597)	(5,184)	(3,266)	4,124	5,857
Total gross loans and leases	4,743,324	4,464,870	4,562,681	4,075,195	4,615,605
Allowance for credit losses	(105,995)	(102,890)	(74,338)	(71,765)	(106,764)
Total loans and leases, net	$4,637,329	$4,361,980	$4,488,343	$4,003,430	$4,508,841
The Company's investment security balances at June 30, 2025 totaled $1.40 billion, as compared to $1.44 billion at March 31, 2025 and $1.76 billion at June 30, 2024. The year-over-year decrease was primarily related to the sale of investment securities available for sale during both the first and second quarters of fiscal 2025.
Total gross loans and leases totaled $4.74 billion at June 30, 2025, as compared to $4.46 billion at March 31, 2025 and $4.62 billion at June 30, 2024. The drivers for the sequential increase were increases in the commercial finance and warehouse finance portfolios, partially offset by decreases in the consumer finance and the seasonal tax services portfolios. The year-over-year increase was due to an increase in the warehouse finance portfolio, partially offset by decreases in the commercial finance, consumer finance, and seasonal tax services portfolios. When excluding the insurance premium finance loans, which were sold during the first quarter of fiscal 2025, of $620.1 million at June 30, 2024, total gross loans and leases at June 30, 2025 increased $747.8 million, or 19%, when compared to June 30, 2024.
Commercial finance loans, which comprised 80% of the Company's loan and lease portfolio, totaled $3.82 billion at June 30, 2025, reflecting an increase of $293.3 million, or 8%, from March 31, 2025 and a decrease of $45.2 million, or 1%, from June 30, 2024. The sequential increase was primarily driven by increases of $237.3 million in term lending loans and $68.3 million in asset-based lending, partially offset by a decrease of $26.8 million in SBA/USDA. The year-over-year decrease was primarily related to the sale of insurance premium finance loans during the first quarter of fiscal 2025 and a decrease of $109.7 million in factoring loans, partially offset by increases of $470.0 million in term lending, $137.6 million in asset-based lending, and $111.2 million in SBA/USDA. When excluding the insurance premium finance loans of $620.1 million at June 30, 2024, commercial finance loans at June 30, 2025 increased by $574.9 million when compared to June 30, 2024.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $106.0 million at June 30, 2025, an increase compared to $102.9 million at March 31, 2025 and a decrease compared to $106.8 million at June 30, 2024. The increase in the ACL at June 30, 2025, when compared to March 31, 2025, was primarily due to a $9.6 million increase in the allowance related to the commercial finance portfolio, partially offset by a $3.1 million decrease in the allowance related to the consumer finance portfolio and a $3.3 million decrease in the allowance related to the seasonal tax services portfolio.
The $0.8 million year-over-year decrease in the ACL was primarily driven by a $6.1 million decrease in the allowance related to the consumer finance portfolio, partially offset by a $3.3 million increase in the commercial finance portfolio and a $1.8 million increase in the allowance related to the seasonal tax services portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Commercial finance	1.27%	1.10%	1.18%	1.29%	1.17%
Consumer finance	11.69%	12.04%	10.84%	11.52%	12.85%
Tax services	81.32%	60.35%	1.75%	0.02%	66.35%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	2.23%	2.30%	1.63%	1.76%	2.32%
Total loans and leases excluding tax services	1.60%	1.57%	1.63%	1.77%	1.71%

The Company's ACL as a percentage of total loans and leases decreased to 2.23% at June 30, 2025 from 2.30% at March 31, 2025 and decreased from 2.32% at June 30, 2024.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Beginning balance	$102,890	$74,338	$111,282	$71,764	$96,856
Provision (reversal of) - tax services loans	(4,728)	26,178	(3,285)	22,751	23,292
Provision (reversal of) - all other loans and leases	13,959	8,750	14,971	40,252	25,425
Charge-offs - tax services loans	(554)	—	(820)	(1,295)	(1,965)
Charge-offs - all other loans and leases	(9,481)	(15,001)	(17,744)	(41,469)	(47,786)
Recoveries - tax services loans	1,930	6,813	1,230	8,971	7,324
Recoveries - all other loans and leases	1,979	1,812	1,130	5,021	3,618
Ending balance	$105,995	$102,890	$106,764	$105,995	$106,764
The Company recognized a provision for credit losses of $9.3 million for the quarter ended June 30, 2025, compared to $11.9 million for the comparable period in the prior fiscal year. The period-over-period decrease in provision for credit losses was primarily due to a $4.5 million decrease in provision for credit losses in the consumer finance portfolio and a $1.4 million decrease in the provision for credit losses in the seasonal tax services portfolio, partially offset by an increase in provision for credit losses in the commercial finance portfolio of $3.6 million. The Company recognized net charge-offs of $6.1 million for the quarter ended June 30, 2025, compared to net charge-offs of $16.2 million for the quarter ended June 30, 2024. Net charge-offs attributable to the consumer finance and commercial finance portfolios for the quarter ended June 30, 2025 were $5.8 million and $1.7 million, respectively, while net recoveries of $1.4 million were recognized in the seasonal tax services portfolio. Net charge-offs attributable to the consumer finance and commercial finance portfolios for the same quarter of the prior year were $9.7 million and $6.9 million, respectively, while net recoveries of $0.4 million were recognized in the seasonal tax services portfolio.

The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2025 (Unaudited)	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$49,767	$49,767	$—	$—	$—

Commercial finance	26,178	13,281	37,225	76,684	3,741,328	3,818,012	3,370	61,524	64,894
Consumer finance	3,376	2,497	6,402	12,275	214,105	226,380	6,402	—	6,402
Tax services	—	37,234	—	37,234	185	37,419	—	—	—
Warehouse finance	—	—	—	—	664,110	664,110	—	—	—
Total loans and leases held for investment	29,554	53,012	43,627	126,193	4,619,728	4,745,921	9,772	61,524	71,296

Total loans and leases	$29,554	$53,012	$43,627	$126,193	$4,669,495	$4,795,688	$9,772	$61,524	$71,296

As of March 31, 2025 (Unaudited)	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$45,767	$45,767	$—	$—	$—

Commercial finance	41,161	14,933	18,273	74,367	3,450,388	3,524,755	1,359	36,049	37,408
Consumer finance	3,922	2,769	2,398	9,089	237,113	246,202	2,398	—	2,398
Tax services	1,036	—	—	1,036	54,937	55,973	—	—	—
Warehouse finance	—	—	—	—	643,124	643,124	—	—	—
Total loans and leases held for investment	46,119	17,702	20,671	84,492	4,385,562	4,470,054	3,757	36,049	39,806

Total loans and leases	$46,119	$17,702	$20,671	$84,492	$4,431,329	$4,515,821	$3,757	$36,049	$39,806
The Company's nonperforming assets at June 30, 2025 were $74.7 million, representing 1.03% of total assets, compared to $41.6 million, or 0.60% of total assets at March 31, 2025 and $46.3 million, or 0.62% of total assets at June 30, 2024.
The increase in the nonperforming assets as a percentage of total assets at June 30, 2025 compared to March 31, 2025, was driven by an increase in nonperforming loans in the commercial and consumer finance portfolios. When comparing the current period to the same period of the prior year, the increase was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the consumer finance and seasonal tax services portfolio.
The Company's nonperforming loans and leases at June 30, 2025, were $71.3 million, representing 1.49% of total gross loans and leases, compared to $39.8 million, or 0.88% of total gross loans and leases at March 31, 2025 and $44.6 million, or 0.96% of total gross loans and leases at June 30, 2024.

Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.07 billion for the three-month period ended June 30, 2025, compared to $6.35 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2025 third quarter decreased by $258.4 million to $6.00 billion compared to the same period in fiscal 2024. The decrease in average deposits was primarily due to decreases in noninterest bearing and wholesale deposits.
Total end-of-period deposits decreased 7% to $6.01 billion at June 30, 2025, compared to $6.43 billion at June 30, 2024. The decrease in end-of-period deposits was primarily driven by decreases in noninterest-bearing deposits of $386.9 million, and wholesale deposits of $42.3 million, partially offset by an increase in interest bearing checking deposits of $8.6 million.
As of June 30, 2025, the Company managed $430.7 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter decrease in these customer deposits held at other banks reflects normal seasonal patterns during the third quarter of the fiscal year.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at June 30, 2025, and continued to be classified as well-capitalized, and in good standing with its regulatory agencies.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Monday, July 28, 2025. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 348908.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results, including our performance expectations; progress on key strategic initiatives; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; expected nonperforming loan resolutions and net charge-off rates; the performance of our securities portfolio; future effective tax rate; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; the Company's planned restatement of its consolidated financial statements; and the anticipated effects of related changes in the Company's accounting. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the federal funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with and any actions which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2024, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
ASSETS
Cash and cash equivalents	$258,343	$254,249	$597,396	$158,337	$298,926
Securities available for sale, at fair value	1,367,340	1,411,520	1,480,090	1,741,221	1,725,460
Securities held to maturity, at amortized cost	30,273	31,335	32,001	33,092	34,026
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	29,451	24,276	24,454	36,014	24,449
Loans held for sale	49,767	45,767	72,648	691,688	29,380
Loans and leases	4,743,324	4,464,870	4,562,681	4,075,195	4,615,605
Allowance for credit losses	(105,995)	(102,890)	(74,338)	(71,765)	(106,764)
Accrued interest receivable	39,996	37,081	35,279	31,385	31,755
Premises, furniture, and equipment, net	39,799	39,542	38,263	39,055	36,953
Rental equipment, net	181,370	202,194	206,754	205,339	209,544
Goodwill and intangible assets	311,193	311,992	313,074	326,094	327,018
Other assets	284,756	274,642	314,958	266,362	286,677
Total assets	$7,229,617	$6,994,578	$7,603,260	$7,532,017	$7,513,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,005,246	5,819,209	6,518,953	5,875,085	6,431,516
Short-term borrowings	115,000	—	—	377,000	—
Long-term borrowings	33,431	33,405	33,380	33,354	33,329
Accrued expenses and other liabilities	258,079	328,186	293,598	424,389	300,287
Total liabilities	6,411,756	6,180,800	6,845,931	6,709,828	6,765,132

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	230	236	241	248	251
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	646,044	643,887	640,422	638,803	636,284
Retained earnings	337,034	341,506	313,221	337,058	326,041
Accumulated other comprehensive loss	(159,709)	(166,311)	(190,917)	(153,394)	(207,992)
Treasury stock, at cost	(4,882)	(4,882)	(4,882)	(249)	(6,181)
Total equity attributable to parent	818,717	814,436	758,085	822,466	748,403
Noncontrolling interest	(856)	(658)	(756)	(277)	(506)
Total stockholders’ equity	817,861	813,778	757,329	822,189	747,897
Total liabilities and stockholders’ equity	$7,229,617	$6,994,578	$7,603,260	$7,532,017	$7,513,029

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest and dividend income:
Loans and leases, including fees	$108,766	$119,755	$107,762	$341,603	$324,699
Mortgage-backed securities	8,337	8,580	9,748	25,903	29,795
Other investments	6,488	13,669	8,323	27,679	33,222
	123,591	142,004	125,833	395,185	387,716
Interest expense:
Deposits	286	4,086	1,689	5,147	11,900
FHLB advances and other borrowings	992	1,640	1,394	4,963	5,505
	1,278	5,726	3,083	10,110	17,405

Net interest income	122,313	136,278	122,750	385,075	370,311

Provision for credit loss	9,278	35,266	11,926	63,205	49,428

Net interest income after provision for credit loss	113,035	101,012	110,824	321,870	320,883

Noninterest income:
Refund transfer product fees	9,846	32,663	9,111	42,919	38,475
Refund advance and other tax fee income	307	48,585	(67)	49,416	43,244
Card and deposit fees	37,342	30,793	33,408	97,201	99,502
Rental income	12,913	13,200	13,779	39,821	40,958
(Loss) on sale of securities	—	(7,228)	—	(22,899)	—
Gain (loss) on divestitures	—	(1,360)	—	15,044	—
Secondary market revenue	7,144	15,378	1,721	26,900	3,091
Gain on sale of other	394	627	2,954	2,008	6,119
Other income	5,496	5,866	4,968	18,934	16,191
Total noninterest income	73,442	138,524	65,874	269,344	247,580

Noninterest expense:
Compensation and benefits	48,558	51,905	48,449	149,755	149,174
Refund transfer product expense	2,818	8,475	2,136	11,401	9,694
Refund advance expense	(74)	1,265	47	1,225	1,923
Card processing	36,198	36,238	34,314	105,750	104,061
Occupancy and equipment expense	10,633	10,307	9,070	30,646	27,211
Operating lease equipment depreciation	11,569	11,780	10,465	34,775	31,312
Legal and consulting	11,094	5,878	5,410	22,197	16,443
Intangible amortization	799	1,082	983	2,693	3,207
Impairment expense	1,076	1,514	999	2,590	3,012
Other expense	16,651	19,733	13,641	54,263	41,295
Total noninterest expense	139,322	148,177	125,514	415,295	387,332

Income before income tax expense	47,155	91,359	51,184	175,919	181,131

Income tax expense	4,813	16,209	6,103	27,253	30,726

Net income before noncontrolling interest	42,342	75,150	45,081	148,666	150,405
Net income attributable to noncontrolling interest	214	237	212	650	718
Net income attributable to parent	$42,128	$74,913	$44,869	$148,016	$149,687

Less: Allocation of Earnings to participating securities(1)	151	263	463	554	1,310
Net income attributable to common shareholders(1)	41,977	74,650	44,406	147,462	148,377
Earnings per common share:
Basic	$1.82	$3.16	$1.78	$6.24	$5.86
Diluted	$1.81	$3.14	$1.78	$6.21	$5.85
Shares used in computing earnings per common share:
Basic	23,006,454	23,657,145	24,946,085	23,629,565	25,335,621
Diluted	23,140,124	23,776,023	24,979,818	23,745,086	25,364,642
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields (Unaudited)
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2025			2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$281,545	$2,325	3.31%	$224,987	$2,053	3.67%
Mortgage-backed securities	1,198,015	8,337	2.79%	1,438,683	9,748	2.73%
Tax-exempt investment securities	113,886	782	3.49%	128,117	911	3.62%
Asset-backed securities	152,635	1,968	5.17%	220,461	3,148	5.74%
Other investment securities	179,942	1,413	3.15%	282,966	2,211	3.14%
Total investments	1,644,478	12,500	3.10%	2,070,227	16,018	3.16%
Commercial finance	3,717,018	76,736	8.28%	3,756,152	78,353	8.39%
Consumer finance	268,132	16,791	25.12%	286,476	18,756	26.33%
Tax services	43,035	48	0.45%	56,836	55	0.39%
Warehouse finance	648,059	15,191	9.40%	407,210	10,598	10.47%
Total loans and leases	4,676,244	108,766	9.33%	4,506,674	107,762	9.62%
Total interest-earning assets	$6,602,267	$123,591	7.52%	$6,801,888	$125,833	7.45%

Interest-bearing liabilities:
Interest-bearing checking	$1,196	$—	0.06%	$684	$—	0.14%
Savings	53,450	4	0.03%	56,565	3	0.02%
Money markets	171,503	263	0.62%	178,255	584	1.32%
Time deposits	2,855	7	1.03%	4,265	3	0.32%
Wholesale deposits	1,035	12	4.56%	74,167	1,099	5.96%
Total interest-bearing deposits (a)	230,039	286	0.50%	313,936	1,689	2.16%
Overnight fed funds purchased	31,365	360	4.61%	52,374	730	5.61%
Subordinated debentures	19,753	355	7.21%	19,651	355	7.26%
Other borrowings	13,661	277	8.13%	13,705	309	9.07%
Total borrowings	64,779	992	6.14%	85,730	1,394	6.54%
Total interest-bearing liabilities	294,818	1,278	1.74%	399,666	3,083	3.10%
Noninterest-bearing deposits (b)	5,772,507	—	—%	5,947,054	—	—%
Total deposits and interest-bearing liabilities	$6,067,326	$1,278	0.08%	$6,346,720	$3,083	0.20%
Net interest income and net interest rate spread including noninterest-bearing deposits		$122,313	7.44%		$122,750	7.26%

Net interest margin			7.43%			7.26%
Tax-equivalent effect			0.02%			0.01%
Net interest margin, tax-equivalent(2)			7.45%			7.27%

Total cost of deposits (a+b)	6,002,546	286	0.02%	6,260,990	1,689	0.11%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2025 and 2024 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information (Unaudited)

As of and For the Three Months Ended	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Equity to total assets	11.31%	11.63%	9.96%	10.92%	9.95%
Book value per common share outstanding	$35.63	$34.54	$31.40	$33.09	$29.81
Tangible book value per common share outstanding	$22.07	$21.30	$18.42	$19.97	$16.78
Common shares outstanding	22,953,608	23,558,939	24,119,416	24,847,353	25,085,230
Nonperforming assets to total assets	1.03%	0.60%	0.49%	0.57%	0.62%
Nonperforming loans and leases to total loans and leases	1.49%	0.88%	0.76%	0.87%	0.96%
Net interest margin	7.43%	7.12%	7.45%	7.33%	7.26%
Net interest margin, tax-equivalent	7.45%	7.13%	7.46%	7.34%	7.27%
Full-time equivalent employees	1,178	1,155	1,170	1,241	1,232

Non-GAAP Reconciliations (Unaudited)

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Average interest earning assets	$6,602,267	$7,761,138	$6,801,888
Net interest income	$122,313	$136,278	$122,750
Net interest margin	7.43%	7.12%	7.26%
Quarterly average total deposits	$6,002,546	$7,181,308	$6,260,990
Deposit interest expense	$286	$4,086	$1,689
Cost of deposits	0.02%	0.23%	0.11%

Adjusted Net Interest Margin with contractual, rate-related card expenses associated with deposits on the Company's balance sheet
Average interest earning assets	$6,602,267	$7,761,138	$6,801,888
Net interest income	122,313	136,278	122,750
Less: Contractual, rate-related processing expense	23,831	26,852	25,320
Adjusted net interest income	$98,482	$109,426	$97,430
Adjusted net interest margin	5.98%	5.72%	5.76%
Average total deposits	$6,002,546	$7,181,308	$6,260,990
Deposit interest expense	286	4,086	1,689
Add: Contractual, rate-related processing expense	23,831	26,852	25,320
Adjusted deposit expense	$24,117	$30,938	$27,009
Adjusted cost of deposits	1.61%	1.75%	1.74%